EXHIBIT 10.3
May 20, 2021

John Burkart
Pleasanton, CA

Dear John,

We are pleased to offer you employment with Welltower Inc., subject to your acceptance of this offer on or before Friday, May 28, 2021. This offer is contingent upon successful completion of our customary screening process as detailed below. The terms of the offer are as follows:
1.Title and Responsibilities. Chief Operating Officer to be based in our Dallas, TX office. The Chief Operating Officer will be responsible for the overall strategy and results of our Outpatient Medical group and Asset Management function to include but not limited to capital expenditures, marketing strategies, revenue management, and to drive value to the bottom line in our residential business. This role will include being an inspiring thought leader who thrives on the diversity of teams to deliver synergistic results, mentoring and growing talent along the way. The Chief Operating Officer provides the leadership, management, and vision necessary to ensure that the company has the proper operational and administrative controls in place to effectively grow the organization and to ensure financial strength and operating efficiency. You will report to Shankh Mitra.

2.Start Date. Monday, July 19, 2021.

3.Compensation. Starting annual base salary for full-time employment will be $600,000 per year. Future adjustments to base salary will be subject to annual review by Welltower’s senior management and will be pro-rated for the partial year 2021.

4.Short-term Incentive. You will be eligible for an annual short-term incentive based on a combination of Company and individual performance factors. The target bonus for this position is 125% of base salary, pro-rated for the partial year 2021.

5.Long-term Incentive. You will receive a long-term incentive award on or about your start date with entry into Welltower’s 2021-2023 Long-Term Incentive Program, pro-rated for the partial year 2021. Thirty percent of the award will be issued in restricted stock units will vest over four years with the first vesting date of January 15, 2022. The remaining seventy percent will be issued as performance stock units based on a three-year forward-looking performance period that began on January 1, 2021 and ends on December 31, 2023. The LTIP is governed by detailed program guidelines and terms, which will be provided for your review.

Throughout your employment you will be entered into subsequent three-year programs, beginning in February 2022, with a target award of $2,000,000.

6.Benefit Program. You will be entitled to participate in all Welltower benefit programs commensurate with other Welltower employees, including health, life and disability programs, and in Welltower’s 401(k) plan, subject to your satisfaction of any eligibility criteria. As detailed in Welltower’s Employee Handbook you are eligible to participate in the medical, dental, vision, life insurance and disability plans on the thirty-first (31st) day of employment.

7.Paid Time Off. You will receive twenty-four (24) days of paid time off (PTO) annually, pro-rated for the partial year 2021. PTO days are in addition to annual Company holidays. Additional paid time off in future years will be granted subject to the Welltower PTO policy.

8.Successful Completion of Pre-Employment Screenings. The offer contained in this letter is subject to your satisfactory completion of the Company’s mandatory background screening, reference check,

and drug screening within five business days of the offer acceptance date. Additionally, you must provide confirmation of your status as a United States citizen or permanent resident satisfactory of the company. If any of these background checks or screenings are not satisfactory to the Company in its sole discretion or completed in the prescribed time frame, the Company may rescind its offer.

9.Additional Agreements. You will be provided at the time your LTIP grant is made our Confidential Information, Non-Disparagement, Non-Solicitation and Non-Competition Agreement to review and execute through Fidelity.

10.Compliance with Agreements. You acknowledge that you are not subject to any restrictions, contractual or otherwise, that could impair your ability to fulfill the terms of this offer and your employment by the Company. You have no business or personal relationships that would constitute a “conflict of interest.”

11.Employment-at-Will. You will be an employee-at-will.

John, we are excited about having you join our team. If you have any questions or comments, please feel free to call us.
Assuming this offer is acceptable to you, please indicate your acceptance by signing the enclosed copy of this letter and returning it via email.
Very truly yours,

WELLTOWER INC.    Accepted By:

/s/Pamela Byrne        /s/John Burkart
Pamela Byrne    John Burkart
Senior Vice President, Head of Human Capital

Dated:    May 20, 2021        Dated: May 20, 2021